Exhibit 2.2

Description of Rights of Each Class of Securities

Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

The following securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
ordinary share, par value US$0.001 per share	RDGT	NASDAQ Capital Market

Capitalized terms used but not defined herein have the meanings given to them in the annual report on Form 20-F of Ridgetech, Inc. (the “Company”) for the year ended March 31, 2025.

Description of Ordinary Shares

The following is a summary of material provisions of our memorandum and articles of association, as amended and restated (“Memorandum and Articles of Association”), as well as the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For a complete description of the matters set forth in this “Description of Ordinary Shares,” you should refer to our Memorandum and Articles of Association, which is filed as exhibit to our most recent annual report on Form 20-F and is incorporated by reference herein. We encourage you to read our Memorandum and Articles of Association for additional information.

Type and Class of Securities

We have one class of ordinary shares. The par value of our ordinary shares is US$0.001 per share. The number of ordinary shares that had been issued as of the end of the latest fiscal year is provided on the cover of the annual report on Form 20-F for such fiscal year.

All of our issued and outstanding ordinary shares are issued credited as fully paid and non-assessable. Our ordinary shares are issued in registered form, and are issued when registered in our register of members. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Preemptive Rights

One of the holders of our ordinary shares, CareRetail Holdings Limited, has certain preemptive rights under an investor rights agreement between it and our predecessor, dated January 3, 2017, which is filed to this annual report as an exhibit by incorporation by reference. None of our other shareholders have such rights or the rights called for under this item.

Rights of Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares. Under the Companies Act, we are not permitted to issue bearer shares. Our company will issue only non-negotiable shares in registered form, which will be issued when registered in our register of members.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors, subject to the Companies Act and our Memorandum and Articles of Association. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or share premium account, provided that in no circumstances may we pay a dividend if this would result in us being unable to pay our debts as they fall due in the ordinary course of business. However, no dividend shall bear interest against our company.

Voting Rights

Each holder of ordinary shares is entitled to one vote on all matters upon which the ordinary shares are entitled to vote on a show of hands or, on a poll, each holder is entitled to have one vote for each share registered in his name on the register of members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or by any one or more shareholders holding at least one-tenth of the total votes attaching to the issued and outstanding ordinary shares entitled to vote at general meetings, present in person or by proxy.

A quorum required for a general meeting of shareholders consists of one or more shareholders who hold in aggregate at least one-third of the votes attaching to the issued and outstanding ordinary shares entitled to vote at general meetings, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. Although not required by the Companies Act or our Memorandum and Articles of Association, we expect to hold shareholders’ meetings annually and such meetings may be held at such time and place as determined by our board of directors. Extraordinary general meetings may be convened only by a majority of the board or by shareholders holding at least 30% of the paid-up voting share capital of the Company. Shareholders holding less than 30% of the voting shares do not have the right under our Memorandum and Articles of Association to requisition a general meeting or to propose matters for consideration at shareholder meetings. Advance notice of at least 10 days is required for the convening of our annual general meeting and of at least 14 days for extraordinary general meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all of our shareholders, as permitted by the Companies Act and our Memorandum and Articles of Association. A special resolution will be required for important matters such as change of name or making further changes to our Memorandum and Articles of Association.

Transfer of ordinary shares

Subject to the restrictions of our Memorandum and Articles of Association, any of our shareholders may transfer all or any of their ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless:

●	the instrument of transfer is lodged with the Company, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of ordinary shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; or

●	the ordinary shares transferred are free of any lien in favor of the Company.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended and the register shall not be closed for more than 30 days in any year.

Liquidation

On a winding up of our company, if the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by its shareholders in proportion to the par value of the shares held by them.

Calls on ordinary shares and forfeiture of ordinary shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. Any ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Repurchase, redemption and surrender of ordinary shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined before the issue of such shares, by our board of directors or by a special resolution of our shareholders. We may also repurchase any of our shares provided that the manner and terms of such purchase have been agreed between the board of directors and the relevant shareholder or are otherwise authorized by our Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if we can, immediately following such payment, pay our debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Inspection of books and records

The notice of registered office is a matter of public record. A list of the names of the current directors and alternate directors (if applicable) are made available by the Registrar of Companies in the Cayman Islands for inspection by any person on payment of a fee. The register of mortgages is open to inspection by creditors and members.

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Requirements to Change the Rights of Holders of Ordinary Shares

Variations of rights of shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Act, be varied either with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Limitations on the Rights to Own Ordinary Shares

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign owners to hold or vote ordinary shares, other than anti-takeover provisions contained in the Memorandum and Articles of Association to limit the ability of others to acquire control of our company or cause our company to engage in change-of-control transactions.

Provisions Affecting Any Change of Control

Anti-takeover provisions

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders. However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold

There are no provisions under Cayman Islands law applicable to the Company, or under our Memorandum and Articles of Association, governing the ownership threshold above which shareholder ownership must be disclosed.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow many recent English law statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by (i) a special resolution of the shareholders and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a takeover offer. When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to apply and follow the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or a derivative action in the name of, a company to challenge the following acts in the following circumstances:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of directors and executive officers and limitation of liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association require us to indemnify our officers and directors against all actions, costs, charges, expenses, losses and damages incurred or sustained in their capacities as such unless such actions, costs, charges, expenses, losses and damages arise from dishonesty or fraud of such director or officer. This standard of conduct is generally the same as permitted under the Delaware corporation law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him or her to do so) and a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Cayman Islands law does not provide shareholders any right to put proposal before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our Memorandum and Articles of Association allow our shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than 30% of all votes attaching to the issued and outstanding shares that carry the right to vote at general meetings to requisition a shareholders’ meeting. Other than this right to requisition a shareholders’ meeting, our Memorandum and Articles of Association do not provide our shareholders other right to put proposal before a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholders’ voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company, are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders. The directors of the company are required to comply with fiduciary duties which they owe to the company under Cayman Islands law.

Winding up; liquidation

Upon the winding up of our company, after the full amount that holders of any issued shares ranking senior to the ordinary shares as to distribution on liquidation or winding up are entitled to receive has been paid or set aside for payment, the holders of our ordinary shares are entitled to receive any remaining assets of our company available for distribution as determined by the liquidator. The assets received by the holders of our ordinary shares in a liquidation may consist in whole or in part of property, which is not required to be of the same kind for all shareholders. In addition, on the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the amount paid up on the shares held by them respectively. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. We are a “limited liability” company registered under the Companies Act, and under the Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively, held by them. Our Memorandum and Articles of Association contains a declaration that the liability of our members is so limited.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Changes in capital

We may from time to time by ordinary resolution:

●	increase our share capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

●	sub-divide our existing shares, or any of them into shares of a smaller amount that is fixed by our Memorandum and Articles of Association; and

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to Companies Act and confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, we may by special resolution reduce our share capital and any capital redemption reserve in any manner authorized by law.

Debt Securities

Not applicable.

Warrants and Rights

From time to time we have issued to investors warrants to purchase our ordinary shares in connection with our financings. A description and accounting of these warrants is included in Note 16 to the audited financial statements included in this annual report. Forms of the warrants we have issued to investors are filed as exhibits to this annual report by incorporation by reference.

Other Securities

Not applicable.

Description of American Depositary Shares

Not applicable